ASSET PURCHASE AND SALE AGREEMENT


                            AMONG

                  THE QUAKER OATS COMPANY,

                   STOKELY-VAN CAMP, INC.

                             and

                      HUNT-WESSON, INC.

                      Dated May 1, 1995






























                          TABLE OF CONTENTS


                                                             Page No.


ARTICLE I  PURCHASE OF CERTAIN ASSETS BY BUYER                     1

          1.1  Sale of Assets                                      1
          1.2  Assumption of Obligations and Liabilities           4
          1.3  Purchase Price and other Consideration              7
          1.4  Inventory Adjustment                                8
          1.5  Final Settlement                                    9
          1.6  The Closing                                        10
          1.7  Allocation of the Purchase Price                   10
          1.8  Seller's Closing Obligations                       11
          1.9  Buyer's Closing Obligations                        12
          1.10 Prorations                                         12
          1.11 Nonassignable Assumed Contracts and Permits        13

ARTICLE II  REPRESENTATIONS AND WARRANTIES OF SELLER              14

          2.1  Organization and Qualification of Seller           14
          2.2  Authority of Seller                                14
          2.3  Litigation                                         15
          2.4  Title to Subject Assets                            15
          2.5  Subject Assets Used In The Business                16
          2.6  Taxes                                              16
          2.7  Brokers and Finders                                16
          2.8  Environmental Compliance                           16
          2.9  Financial Statements                               17
          2.10 Contracts; Trade Deals                             18
          2.11 Absence of Certain Changes                         18
          2.12 Compliance with Laws                               19
          2.13 Insurance; Claims                                  20
          2.14 Employee Benefit Plans                             20
          2.15 Labor Matters                                      20
          2.16 Intellectual Property                              21
          2.17 Inventory                                          22
          2.18 Customer Relations                                 22
          2.19 [intentionally left blank]                         22
          2.20 Corporate Services                                 22
          2.21 Software                                           22
          2.22 Disclosure                                         22
          2.23 No Other Representations or Warranties             23

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF BUYER              23

          3.1 Organization and Good Standing                      23
          3.2 Authority of Buyer                                  23
          3.3 Brokers and Finders                                 24
          3.4 Litigation                                          24
          3.5 No Other Representations and Warranties             24
          3.6 Disclosure                                          24

ARTICLE IV  COVENANTS                                             25

          4.1 Covenants of Seller                                 25
          4.2 Covenants of Buyer                                  33


ARTICLE V  EMPLOYEE MATTERS                                       34

          5.1 Transferred Employees                               34
          5.2 Employee Benefit Transition                         35
          5.3 COBRA                                               36
          5.4 Vacation                                            36
          5.5 Disability and Workers' Compensation                36
          5.6 Retiree Health                                      37
          5.7 WARN Act                                            38
          5.8 No Third Party Beneficiaries                        38
          5.9 Documents and Forms                                 38

ARTICLE VI  CONDITIONS TO BUYER'S OBLIGATIONS                     38

          6.1 Accuracy of Representations and Warranties; Performance of Agreements; Certificate
                and Opinion of Counsel                            38
          6.2 HSR Act                                             39
          6.3 No Proceeding or Litigation                         39
          6.4 Closing Deliveries                                  39
          6.5 Secretary's Certificate                             39

ARTICLE VII  CONDITIONS TO SELLER'S OBLIGATIONS                   40

          7.1 Accuracy of Representations and Warranties; Performance of Agreements; Certificate and
                Opinion of Counsel                                40
          7.2 HSR Act                                             40
          7.3 No Proceeding or Litigation                         40
          7.4 Closing Deliveries                                  41
          7.5 Secretary's Certificate                             41

ARTICLE VIII  INDEMNIFICATION                                     41

          8.1 Survival of Representations and Warranties and
                Obligations                                       41
          8.2 Indemnification by Seller                           42
          8.3 Indemnification by Buyer                            43
          8.4 Indemnification Procedures                          44
          8.5 Limits on Indemnification                           45
          8.6 Adjustment of Liability                             45
          8.7 Exclusive Remedy                                    46

ARTICLE IX  MISCELLANEOUS                                         46

          9.1  Termination of Agreement                           46
          9.2  Expenses                                           47
          9.3  Waiver                                             47
          9.4  Consents                                           47
          9.5  Assignment; Parties In Interest                    47
          9.6  Further Assurances                                 48
          9.7  Entire Agreement                                   48
          9.8  Amendment                                          48
          9.9  Limitations on Rights of Third Parties             48
          9.10 Captions, Gender and "Person"                      48
          9.11 Counterparts; Facsimile Signatures                 49
          9.12 Notices                                            49
          9.13 Governing Law and Jurisdiction                     49
          9.14 Bulk Sales Law                                     50
          9.15 Transfer Taxes                                     50
          9.16 Knowledge of Seller                                50
          9.17 Public Announcements                               50
          9.18 Schedules                                          50
          9.19 Severability                                       51
          9.20 Liability                                          51

























































                      INDEX OF EXHIBITS

Exhibits                       Description

1.1(h)                         Confidentiality and Use Restrictions
1.3                            Escrow Agreement
1.8(a)                         Seller's Opinion
1.8(b)                         Form of Deed to Real Property
1.8(c-1)                       Assignment
1.8(c-2)                       Assignment of Intellectual Property
1.8(d)                         Bill of Sale
1.8(e)                         Production Agreement
1.8(h)                         Title Commitment
1.8(i)                         Transition Agreement
1.8(j)                         License Agreement
1.9(b)                         Assumption Agreement
1.9(c)                         Buyer's Opinion
1.9(i)                         Guaranty by ConAgra, Inc.
4.1(l)(i)                      Production Plan
4.1(l)(ii)                     Consolidation Budget
4.1(m)                         Cooperative Elevator Company Contract


                     INDEX OF SCHEDULES

Schedules                      Description

1.1(a)                         Real Property
1.1(b)                         Equipment Not on Real Property
1.1(c)                         Vehicles
1.1(g)                         Material Contracts to be Assumed
1.1(g)(i)                      Purchase Orders
1.1(ix)                        Excluded Assets
1.4(a)                         Inventory Valuation Procedures
1.7                            Allocation of Purchase Price
1.11                           Assumed Contracts and Permits Requiring Consent
2.3                            Litigation
2.4(a)                         Permitted Liens
2.4(b)                         Material Equipment Not in Working Order/Subject
                                 Assets Not Maintained
2.5                            Other Assets Used in the Business
2.8                            Environmental
2.9                            Financial Statements
2.10(b)                        Material Contracts in Default or Invalid
2.10(c)                        Trade Deals
2.11                           Absence of Certain Changes
2.12                           Non-Compliance with Laws
2.13                           Insurance Claims
2.14                           Employee Benefit Plans
2.15                           Labor Disputes Pending or Threatened
2.16                           Intellectual Property
2.19                           Production Consolidation
2.20                           Corporate and Intercompany Services
2.21                           Material Software
4.1(b)                         Conduct of Business
5.1                            Transferred Employees
5.1.1                          Benefits to be Provided to Salaried Transferred
                                 Employees
5.6                            Retiree Health Benefits and
                                 Eligibility Requirements
9.16                           Knowledge of Seller

EX-2.A
               ASSET PURCHASE AND SALE AGREEMENT


           THIS ASSET PURCHASE AND SALE AGREEMENT (the "Agreement") made and entered into this 1st day of May 1995, among HUNT-WESSON, INC., a Delaware corporation "(Buyer"), THE QUAKER OATS COMPANY, a New Jersey corporation ("Quaker") and STOKELY-VAN CAMP, INC., an Indiana corporation and wholly owned subsidiary of Quaker ("Stokely"; Quaker and Stokely are together referred to herein as the "Seller").

                    W I T N E S S E T H:

           WHEREAS, Seller has been and is engaged in the business of manufacturing and selling certain bean, chili and other products under the brand names "Van Camp's," "Wolf Brand" and "Beanee Weenee" (such business and such products being hereinafter referred to herein as the "Business" and the "Products," respectively);

           WHEREAS, Seller desires to sell and assign to Buyer, and Buyer desires to purchase and assume from Seller, certain assets and liabilities of the Business pursuant to the terms and subject to the conditions set forth in this Agreement;

           NOW, THEREFORE, on the basis of the respective representations and warranties set forth herein, the premises set forth above, and the covenants, agreements and indemnities contained herein, the parties hereto agree as follows:


I           PURCHASE OF CERTAIN ASSETS BY BUYER

         1.1        Sale of Assets.
                    Seller hereby agrees to sell,
assign, transfer, convey and deliver to Buyer, and Buyer hereby agrees to purchase and accept from Seller at the Closing (as defined in Section 1.6 hereof), all of Seller's right, title and interest in and to the following described assets (collectively, the "Subject Assets"):

          (a)       Real Property.
                    Fee simple title in and to the
parcels of land legally described in Schedule 1.1(a) hereto, together with all privileges and easements appurtenant thereto, and any and all buildings, plants, facilities, installations, fixtures and other structures and improvements situated or located thereon or attached thereto (the "Real Property");

          (b)       Equipment.
                    All machinery, equipment, furniture,
tools, spare parts, maintenance equipment and supplies, and other items of personal property (other than the Vehicles and Inventories, which are separately referenced in Sections 1.1(c) and 1.1(d), respectively) located on the Real Property, and also including those items listed or described on Schedule 1.1(b) which are not located on the Real
Property, but excluding the Excluded Assets (the "Equipment") and those items of equipment disposed of pursuant to Section 4.1(b)(ii);

          (c)       Vehicles.
                    All Seller owned automobiles and other
Seller owned vehicles located on or about the Real Property, including those automobiles and other vehicles described on
Schedule 1.1(c) (the "Vehicles"), but excluding the Excluded
Assets;

          (d)       Inventories.
                    All raw materials, ingredients, work-
in-process, finished goods and packaging materials inventories located on the Real Property or at Seller's distribution centers and owned by Seller as of the Closing Date and used in connection with the Business (the "Inventory");

          (e)       Books and Records.
                    All of Seller's right, title
and interest in and to all books, records and similar items relating solely to the Business in whatever form, including, without limitation, customer and supplier lists, market information, records, marketing and sales plans, correspondence and files; excluding, however, Seller's corporate minute books and tax returns;

          (f)       Permits.
                    Subject to Section 1.11 hereof, all
permits held by Seller and relating to the operation of the Subject Assets, to the extent assignable to Buyer (the
"Permits");

          (g)       Contracts.
                   (i) The agreement dated December 1,
1994 by and between Stokely-Van Camp, Inc., Plant and Tennessee Distribution Center and the United Steelworkers of America, AFL-CIO, Local Union No. 7198 (the "Union
Contract"), (ii) subject to Section 1.11 hereof, the contracts listed in Schedule 1.1(g) hereto, (iii) the open purchase orders having a term not in excess of 90 days or involving payments not in excess of $100,000, which have been entered into in the ordinary course of business and are in effect as of the Closing Date, and all other purchase orders which are described on Schedule 1.1(g)(i), (iv) unfilled customer orders of the Business outstanding as of the Closing Date and entered into in the ordinary course of business, and (v) other written contracts and agreements entered into in the ordinary course of business relating solely to the Business or the operation of the Subject Assets and which (A) are not capitalized leases, conditional sale agreements or other similar agreements required to be capitalized in accordance with U.S. generally accepted accounting principles ("GAAP"), and (B) do not involve the expenditure of money by Seller in excess of $50,000 individually, or $500,000 in the aggregate, and do not have a remaining term in excess of 12 months. The contracts and agreements referred to in clauses (i), (ii) and (iii) above are hereinafter referred to as the "Material Contracts."
The foregoing contracts and agreements are hereinafter referred to as the "Assumed Contracts";

          (h)       Intellectual Property.
                    All trademarks, trade
names, trade dress, copyrights, and patents and licenses thereof or applications therefor relating to the Business, including all Registered Intellectual Property (as defined in Section 2.16 hereof) described in Schedule 2.16 (including, without limitation, all world-wide right, title and interest of Seller (except as set forth in Section 4.1(g)) in and to the "Van Camp," "Wolf" and "Beanee Weenee" names and marks), and all trade secrets, know-how, technology, formulae, recipes and mixing instructions to the extent relating to the Business, subject to the confidentiality and use restrictions and obligations set forth in Exhibit 1.1(h), excluding, however, the Excluded Assets;

          (i)       Prepaid Expenses.
                    All prepaid expenses relating
to the Business or the Subject Assets other than allocated corporate prepaid expenses (the "Prepaid Expenses");

          (j)       UPC Code.
                    The entire range of 10-digit UPC Codes
used with respect to the Wolf Brand Products, all UPC Codes currently being used by Seller with respect to the Van Camp Products, an additional 2,000 UPC Codes within the Van Camp manufacturer code, and the related Van Camp family coupon codes; and

          (k)       Goodwill.
                    All goodwill of the Business.
provided,  however,  that, without limitation,  the  Subject
Assets shall not include and Seller will retain and Buyer will not acquire the following assets and property (the
"Excluded Assets"):

               (i)  cash and cash equivalents;

              (ii) the accounts and notes receivable of the Business, including any intercompany receivables;

             (iii)  tax refunds, tax, insurance and other
                    claims or rights to recoveries and similar benefits of the Business;

              (iv)  rights accruing to Seller under this Agreement;

               (v)                 the corporate seal, certificate of
                    incorporation, minute books, stock books, tax returns, books of account or other records relating to the corporate organization and governance of Quaker or Stokely;

              (vi)               insurance policies related to the Business;

             (vii)               any interest in the "Quaker" or the
                    "Stokely-Van Camp" name in its entirety or any similar trade name or trademark, including Quaker's and Stokely's corporate symbols;

            (viii)              any contract, agreement, commitment or
                    other binding arrangement, whether oral or written between Quaker and Stokely, or between either Quaker or Stokely and any affiliate of Quaker or Stokely; and

              (ix)                the assets, properties and rights
                    described in Schedule 1.1(ix) attached hereto.

         1.2        Assumption of Obligations and Liabilities.
In partial consideration of the transfer to Buyer of the Subject Assets, Buyer shall at the Closing assume, and shall thereafter pay, fulfill, perform and otherwise discharge in
full  when  due,  all  of  the  following  obligations   and
liabilities of Seller related to the Business or to the Subject Assets (collectively, the "Assumed Liabilities"):

          (a)       Assumed Contracts.   All liabilities and
obligations accruing after the Closing Date under the Assumed Contracts;

          (b) Permits. All liabilities and obligations accruing after the Closing Date under the Permits;

          (c)       Employee Matters.  All liabilities and obligations
relating   to  employees,  employee  matters  and   employee
benefit,  welfare and other plans as provided in Article  V;
and

          (d)       Trade Deals.
                   (i) All off-invoice allowances
described in Schedule 2.10(c) to the extent related to invoices issued by Buyer after the Closing Date and all other off-invoice allowance programs established by Buyer;
(ii) all coupons issued by Seller with respect to Products and described in Schedule 2.10(c) to the extent submitted to the clearinghouse more than 90 days after the Closing Date;
(iii) all coupons issued by Buyer after the Closing Date with respect to the Products; and (iv) bill-back or lump sum allowances described in Schedule 2.10(c) with respect to sales of Products by Buyer after the Closing Date and all other bill-back or lump sum allowances established by Buyer.

Notwithstanding anything to the contrary above, except to the extent otherwise provided herein, Buyer shall not assume or in any way be liable or responsible for any other liabilities or obligations of Seller, including any of the following liabilities and obligations of Seller (the "Excluded Liabilities"):

               (i) any profit or loss derived from the sale provided for by this Agreement;

              (ii)                any liability or obligation under any
                    contract, agreement, commitment or other binding arrangement, whether oral or written, that is designated as an Excluded Asset pursuant to the proviso to Section 1.1 and the Schedules referred to therein;

             (iii)               any liability or obligation relating to
                    any indebtedness for borrowed money or accounts payable owed by Seller to any third party, other than payments due after Closing pursuant to that certain Agreement dated June 1, 1980, between Stokely and Newport Utilities Board for the Town of Newport, Tennessee;

              (iv)                any accounts payable of the Business as
                    of the Closing Date;

               (v)                 except as provided in Article V, any
                    liability or obligation of Seller to Transferred Employees (as defined in Section 5.1 hereof) arising prior to the Closing Date or any liability or obligation to any other employee or former employee of Seller;

              (vi)                all liabilities and obligations with
                    respect to any return, repair, replacement or warranties relating to any Products which were manufactured or sold by the Business prior to the Closing Date, except as set forth in Section 4.2(d) and except for obligations with respect to defects in Products caused by Buyer's negligence or mishandling of such Products;

             (vii)               all liabilities and obligations for
                    personal injury, other injury to persons or property damage resulting from, caused by or arising out of, use or exposure to any of the Products which were manufactured or sold by the Business prior to the Closing Date, except as set forth in Section 4.2(d) and except for obligations with respect to defects in Products caused by Buyer's negligence or mishandling of such Products;

            (viii)              except as otherwise provided in this
                    Agreement, any liability or obligation of Seller for any taxes (including interest and penalties thereon) imposed on or measured by Seller's income or any liability or obligation of Seller for any withholding taxes, Social Security taxes, unemployment taxes, excise taxes, capital stock taxes, sales taxes, use taxes, gross receipt taxes or other federal, state or local taxes of any nature (including all penalties) with respect to any time period;

              (ix)                except as otherwise provided in this
                    Agreement, any liability or obligation of Seller for any lease agreement or any other contract or agreement or for any trade or promotional programs, advertising, coupons or similar programs;

               (x)                 any liability or obligation of Seller
                    arising out of or resulting from any breach by Seller on or prior to Closing of any lease, contract or other agreement to which Seller is a party, whether or not such agreements are assumed by Buyer hereunder;

              (xi)                any liability or obligation of Seller
                    arising out of or resulting from any violation of federal, state or local laws or regulations, other than environmental laws and regulations;

             (xii)               any liability or obligation of Seller
                    arising out of or resulting from any violation of any federal, state or local environmental laws and regulations; or

            (xiii)              any claims, actions, suits, proceedings,
                    arbitrations, or litigation set forth in Schedules 2.3 and 2.15.

       1.3 Purchase Price and other Consideration. The aggregate cash purchase price payable by Buyer to Seller for the Subject Assets is one hundred sixty-five million six hundred fifty thousand and 00/100 dollars ($165,650,000.00) (subject to adjustment as provided in Sections 1.4 and 1.10)(the "Purchase Price"), and the assumption by  Buyer of the
Assumed Liabilities pursuant to the assumption agreement in the form attached hereto as Exhibit 1.9(b) (the "Assumption  Agreement"). One hundred sixty-three million seven hundred fifty  thousand and 00/100 dollars ($163,750,000.00) of the Purchase  Price  will be payable to
Seller  by  Buyer  on  the  Closing  Date,  by   wire   transfer  of
immediately available U.S funds to a account designated in writing by Quaker to Buyer not less than two business days prior to the Closing Date and one million nine hundred thousand dollars ($1,900,000.00)
(the "Escrow Amount") of the Purchase Price shall be deposited by Buyer with Harris Trust & Savings Bank (the "Escrow Agent") to be held and released by the Escrow Agent pursuant to the Escrow Agreement attached hereto as Exhibit 1.3 (the "Escrow Agreement"). The balance of the Purchase Price, if any, shall be paid on the Settlement Date. For purposes of this Agreement the term
"Estimated Payment" shall mean $165,650,000.

         1.4        Inventory Adjustment.

          (a) Within fifteen (15) days of the Closing Date, Seller shall take a complete physical count of the Inventory of the Business and shall adjust such physical count to the Closing Date based on shipments, purchases and production
during  such  period.   Such physical count  and  adjustment
shall  be conducted pursuant to the procedures set forth  in
Schedule  1.4(a)  and  Buyer and its  accountants  shall  be
entitled  to  observe  such physical count.   Based  on  the
result of such physical count and such adjustment, within thirty (30) days after the Closing Date, Seller shall deliver to Buyer a statement (the "Preliminary Closing Inventory Statement") indicating the actual value of the Inventory transferred to Buyer as of the Closing Date (the "Preliminary Closing Inventory Amount"). For purposes of the Preliminary Closing Inventory Statement, Inventory shall be valued in accordance with the procedures and principles set forth on Schedule 1.4(a). Buyer and its representatives
shall  have  the  right  to  review  all  work  papers   and
procedures used to prepare the Preliminary Closing Inventory Statement and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. Each party shall bear its own expenses incurred in connection with the above procedures.

          (b) Unless Buyer, within thirty (30) days after delivery to Buyer of the Preliminary Closing Inventory Statement, notifies Seller in writing that it objects to the Preliminary Closing Inventory Statement, and specifies the basis for such objection, such Preliminary Closing Inventory Statement shall become final, binding and conclusive upon the parties for purposes of this Agreement. The parties shall use their respective best efforts to resolve any objections within thirty (30) days after receipt of such notification, if given, and, if so given, the Preliminary Closing Inventory Statement shall not be final until all objections are resolved and such resolutions incorporated in the Preliminary Closing Inventory Statement. In the event that the Buyer and Seller are unable mutually to resolve objections, if any, to the Preliminary Closing Inventory Statement within such 30-day time period, Seller and Buyer shall submit their objection(s) to the Preliminary Closing Inventory Statement to Price Waterhouse & Co. or such other independent auditor as mutually agreed to by the parties (the "Arbitrator"). The Arbitrator shall review all matters in dispute and render within sixty (60) days written decisions resolving such matters, which decisions shall be final and binding on the parties. The procedures for any arbitration pursuant to this Section shall be governed by the rules and regulations promulgated by the American Arbitration Association; provided that all disputed matters shall be resolved by the Arbitrator in accordance with the provisions of this Section. A fraction of the fees and disbursements of the Arbitrator, the numerator of which is the amount by which Seller's valuation of the items in dispute exceeds the Arbitrator's determination of the valuation of the items in dispute, and the denominator of which is the difference between Seller's and Buyer's valuation of the items in dispute, shall be borne by Seller, and the remainder of such fees and disbursements of the Arbitrator shall be borne by Buyer. For purposes of this Agreement, the "Final Closing Inventory Statement" shall mean the Preliminary Closing Inventory Statement as adjusted to reflect such resolutions, and the "Closing Inventory Amount" shall mean the Inventory value as reflected in the Final Closing Inventory Statement.

          (c) If the value of the Closing Inventory Amount is lower than $19,000,000, then the Purchase Price shall be decreased dollar for dollar by the amount of the difference.

          (d) If the value of the Closing Inventory Amount exceeds $19,000,000, then the Purchase Price shall be increased dollar for dollar by the amount of such excess.

         1.5    Final Settlement.
                The Settlement of the Purchase
Price shall take place within ten (10) days following completion of the Final Closing Inventory Statement (the "Settlement Date"). On the Settlement Date, Buyer shall pay to Seller the amount (if any) by which the Closing Inventory Amount exceeds $19,000,000 (and in the event of such excess, Buyer and Seller shall cause the Escrow Agent to release to Seller the Escrow Amount) or, alternatively, the Seller shall pay (or cause the Escrow Agent to pay) to Buyer the amount (if any) by which $19,000,000 exceeds the Closing Inventory Amount and, after Buyer has been paid in full, Buyer and Seller shall cause the Escrow Agent to release to Seller the balance of the Escrow Amount; provided, however, the amount of such payments shall be adjusted to reflect the amount of any payments made pursuant to the last sentence of this Section 1.5. All payments pursuant to this Section 1.5 shall be made by wire transfer of immediately available funds and shall include interest on the amount due from the Closing Date through the Settlement Date at an annual rate of 7% calculated on the basis of a 360-day year, comprised of twelve 30-day months (the "Agreed Rate"); it being hereby acknowledged and agreed that Buyer shall not be obligated to pay any separate interest in respect of funds held by the Escrow Agent pursuant to the Escrow Agreement. Any undisputed or resolved amounts under Section 1.4 shall be payable (or released from escrow, as applicable) within five
(5) days of the date such amount is determined to be undisputed or resolved, with interest at the Agreed Rate (except as otherwise set forth in this Section 1.5), even if other amounts continue to be disputed or unresolved.

         1.6        The Closing.
                    The closing of the sale and purchase
contemplated herein (the "Closing") shall be effective and shall take place on June 1, 1995, at the offices of The Quaker Oats Company, 321 N. Clark St., Chicago, Illinois, or as soon thereafter as practicable, but not later than three days after all conditions to each party's obligation to close hereunder shall have been satisfied or waived. The day on which the Closing actually takes place is referred to herein as the "Closing Date". The Closing shall be deemed to have occurred on the close of business on the Closing Date.

         1.7        Allocation of the Purchase Price.
                    The Purchase
Price and the Assumed Liabilities shall be allocated among the Subject Assets in accordance with the requirements of
Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and in the manner set forth in Schedule
1.7. Seller and Buyer shall make all appropriate tax filings on a basis consistent with such allocation. The parties shall exchange drafts of any information returns required by Section 1060 of the Code, and all similar state statutes, ten days prior to filing any such return.

         1.8 Seller's Closing Obligations. At the Closing, Seller shall deliver to Buyer the following:

          (a) An opinion of counsel in the form attached hereto as Exhibit 1.8(a).

          (b) Duly executed deeds in the forms attached hereto as Exhibit 1.8(b), transferring the Real Property to Buyer.

          (c) A duly executed assignment of all of Seller's right, title and interest under the Assumed Contracts and the Permits, in the form of Exhibit 1.8(c-1) hereto, and a duly executed assignment of all of Seller's right, title and interest in the intellectual property, in the form of
Exhibit 1.8(c-2) hereto.

          (d) A bill of sale in the form of Exhibit 1.8(d) hereto transferring the other Subject Assets to Buyer.

          (e) A duly executed counterpart original of the Production Agreement in the form attached hereto as Exhibit
1.8(e) (the "Production Agreement").

          (f) All documents necessary to transfer to Buyer title to any motor vehicles that are included in the Subject
Assets.

          (g)       The officer's certificate referred to in Section
6.1(c).

          (h) Title commitments in the amount of $20,000,000, in the aggregate, attached hereto as Exhibit 1.8(h) marked down to the date of Closing. As soon as practicable following
Closing, Seller shall cause the Policies (as defined in Section 4.1(j), to be delivered to Buyer. The cost of such Policies and the cost of the survey of the Real Property shall be split equally between Seller and Buyer; provided, however, that Seller alone shall bear the cost of additional insurance to remove exceptions to the title commitment.

          (i) A duly executed counterpart original of the Transition Services Agreement in the form attached hereto as
Exhibit 1.8(i) (the "Transition Agreement").

          (j) A duly executed counterpart original of the License Agreement attached hereto as Exhibit 1.8(j) (the
"License Agreement").

          (k)       A duly executed counterpart original of the Escrow
Agreement.

         1.9        Buyer's Closing Obligations.  At the Closing,
Buyer shall deliver to Seller (or the Escrow Agent, as the case may be) the following:

          (a) The Estimated Payment referred to in Section 1.3 to the Escrow Agent and the Seller in the manner set forth therein.

          (b) A duly executed Assumption Agreement in the form attached hereto as Exhibit 1.9(b).

          (c) An opinion of counsel in the form attached hereto as Exhibit 1.9(c).

          (d) A duly executed counterpart original of the Production Agreement.

          (e)       The officer's certificate referred to in Section
7.1(c).

          (f) A duly executed counterpart original of the Transition Agreement.

          (g) A duly executed counterpart original of the License Agreement.

          (h)       A duly executed counterpart original of the Escrow
Agreement.

          (i) The Guaranty attached hereto as Exhibit 1.9(i) executed by ConAgra, Inc.

         1.10       Prorations.
                    Within 30 days after the Closing, all
items listed below relating to the Business and the Subject Assets will be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period up to and including the Closing Date, and Buyer liable to the extent such items relate to all periods subsequent to the Closing Date: personal property, real estate, occupancy and water taxes, if any, assessed for 1995 on or with respect to the Business or the Subject Assets; rents, taxes and other items due to Seller or payable by Seller under any Assumed Contract; the amount of any license or registration fees with respect to any licenses or registrations which are being assigned or transferred hereunder; the amount of sewer rents and charges for water, telephone, electricity and other utilities and fuel; and any other items which are normally prorated in connection with similar transactions, Seller agrees to furnish Buyer with such documents and other records as Buyer reasonably requests in order to confirm all adjustments and proration calculations made pursuant to this
Section 1.10. The net aggregate amount of such prorations shall be treated as an adjustment to the Purchase Price paid by Buyer to Seller. Such proration and adjustment shall be completed as soon as practicable following Closing. If current payments with respect to items to be prorated pursuant to this Section 1.10 are not ascertainable on or before such proration settlement date, such payments shall be prorated on the basis of the most recently ascertainable bill therefor and shall be reprorated between Seller and Buyer when the current bills with respect to such items have been issued and a cash settlement shall be made promptly thereafter on an item by item basis.

         1.11       Nonassignable Assumed Contracts and Permits.

          (a) To the extent that any Assumed Contract or Permit is not capable of being assigned or transferred without the consent or waiver of the other party thereto or any third party (including a government or governmental unit), or if such assignment or transfer or attempted assignment or transfer would constitute a breach thereof or a violation of any law, decree, order, regulation or other governmental edict, this Agreement shall not constitute an assignment or transfer thereof, or an attempted assignment or transfer of any such Assumed Contract or Permit.

          (b) Anything in this Agreement to the contrary notwithstanding, Seller is not obligated to transfer to Buyer (and Buyer is not required to assume) any of its rights and obligations in and to any of the Assumed Contracts or Permits without first having obtained all necessary consents and waivers. Prior to the Closing Date, Seller shall use its reasonable efforts (which shall not require Seller to incur any financial or onerous obligation) to obtain consents to those Assumed Contracts and Permits listed in Schedule 1.11. Prior to and for a reasonable period of time after the Closing Date, not to exceed ninety
(90) days, Seller shall cooperate with Buyer to assist Buyer in obtaining any other consents and waivers under any Assumed Contract or Permit which are reasonably requested by Buyer.

          (c) If any such consent cannot be obtained, Seller and Buyer will cooperate in any reasonable arrangement desired to  obtain  for  Buyer all benefits and  privileges  of  the
applicable   lease,  contract  or  other   agreement   while
protecting Seller from continuing liabilities or obligations thereunder.


II           REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller hereby represents and warrants to Buyer as follows:

         2.1 Organization and Qualification of Seller. Quaker is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. Stokely is a corporation duly organized, validly existing and in good standing under the laws of Indiana. Seller has full corporate power, authority and qualification to own or lease the Subject Assets and to conduct the Business in the manner and in the places where the Subject Assets are owned or leased or the Business is conducted by it, and to make this Agreement and any other agreements contemplated hereby, and to incur and perform its obligations hereunder and thereunder.

         2.2        Authority of Seller.
                    All necessary corporate
action has been taken by Seller to authorize the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, and this Agreement is and will be after its execution by all of the parties hereto, the legal, valid and binding obligation of Seller in accordance with its terms. The execution, delivery and performance of this Agreement and the transactions contemplated hereby does not and will not violate, conflict with or constitute a breach of (a) any provision of the articles of incorporation, by-laws, charter or equivalent organizational document of Quaker or Stokely, (b) subject to receipt of consents to assignment of the Assumed Contracts and Permits listed in Schedule 1.11, any provision of, or result in a default under, any mortgage, lien, note, loan agreement, debenture, contract or agreement, order, arbitration award, judgment or decision of any court or governmental authority to which Seller is a party or by which it is now bound or will be bound as of the Closing
Date, other than immaterial defaults and breaches or (c) subject to compliance with the HSR Act, any provision of law, statute, rule or regulation to which Seller is subject.

         2.3        Litigation.
                    Except as set forth in Schedule 2.3,
(a) there are no claims, product recalls, actions, suits, proceedings or investigations pending or, to Seller's knowledge, threatened by or against Seller that are material with respect to (i) the Business, (ii) the Subject Assets, or (iii) the transactions contemplated hereby, at law or in equity, before or by any Federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority and (b) there are no orders, decrees or judgments pending or in effect against Seller that are material with respect to (i) the Business, (ii) the Subject Assets, or (iii) the transactions contemplated hereby or that will affect the conduct of the Business by Buyer after the Closing. To the knowledge of Seller,
Schedule 2.3 sets forth a list and description of material actions, suits, proceedings, product recalls or formal investigations occurring within three (3) years prior to the date hereof.

         2.4        Title to Subject Assets.
                    Seller has fee simple
and marketable title to the Real Property, free and clear of any liens, charges, pledges, security interests, easements, encroachments, mortgages, restrictions or other encumbrances (collectively, "Liens"), subject only to (i) matters specifically set forth in Schedule 2.4(a); (ii) taxes which are not yet due and payable; (iii) any existing applicable building and zoning ordinances; and (iv) Liens disclosed, as of the Closing Date, as exceptions on a Policy, an updated title insurance commitment delivered on or before the Closing Date, or the Distribution Center Survey which are not cured or removed, pursuant to Section 4.1(j). Except for intellectual property (as to which no representation or warranty hereby is made in this Section 2.4), Seller has good and valid title to all of the other Subject Assets free and clear of any Liens except for that portion of the Inventory and Equipment disposed of in a manner permitted or contemplated by this Agreement. The exceptions to title referred to above are collectively referred to herein as the "Permitted Liens". Except as set forth in Schedule 2.4(b), all material Equipment is in working order and the Subject Assets have been maintained in all material respects in accordance with reasonable business and maintenance practices.

         2.5        Subject Assets Used In The Business.
                    Except as
set forth in Schedule 2.5, the Subject Assets constitute all of the assets currently used in the conduct of the Business. Seller has not sold, assigned, moved or disposed of any
assets  used  in  the  Business  in  contemplation  of   the
transactions contemplated herein (other than the move of assets from Dallas, Texas to Newport, Tennessee), other than in the ordinary course of business.

         2.6        Taxes.
                    There are no pending or, to Seller's
knowledge, threatened actions or proceedings, assessments or collections of taxes of any kind with respect to the Business that could subject Buyer to any liability for such taxes for the period on or prior to the Closing Date or could impair any of the Subject Assets.

         2.7        Brokers and Finders.
                    Seller has not employed any
broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         2.8        Environmental Compliance.  Except as set forth on
Schedule 2.8:

          (a) Seller is conducting the Business on the Real Property in material compliance with the federal, state, or local laws, rules or regulations in effect as of the date of this Agreement which are applicable to the Real Property and relate to environmental matters, including the Comprehensive Environmental Response, Compensation and Liability Act of
1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976 ("RCRA"), the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation
Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and any other Federal environmental laws, as such environmental laws have been amended from time to time, and similar state and local laws, and regulations in effect as of the date of this Agreement which implement such laws (collectively referred to as "Environmental Laws");

          (b) Since January 1, 1993, Seller has not received any written notice, or, to its knowledge, verbal notice, that it is  in  non-compliance  in  any material  respect  with  the
Environmental  Laws  relating to the Real  Property  or  the
operations  therefrom.   To  the  extent  that  Seller   has
received any such written or verbal notice for periods prior to January 1, 1993, such condition has been remediated or resolved;

          (c) Since January 1, 1993, there has been no spill, discharge, release, leak or disposal of Hazardous Materials on  or  from  the Real Property which would cause  liability
under   the  Environmental  Laws.  For  purposes   of   this
Agreement,   "Hazardous  Materials"  shall  mean   (i)   any
"hazardous  waste" as defined by RCRA, (ii)  any  "hazardous substance"  as  defined by CERCLA, (iii) any oil,  petroleum products, and their by-products and (iv) any other hazardous
substances   or  pollutants  or  contaminants  governed   by
applicable  federal, state or local environmental  law.   To
the extent that there has been such a spill, discharge, release, leak or disposal of Hazardous Materials by Seller prior to January 1, 1993, the condition has been remediated or resolved;

          (d) There are no underground storage tanks located on the Real Property and no underground storage tanks have been removed from the Real Property since January 1, 1991; and

          (e)       The buildings and improvements on the Real
Property do not contain any asbestos or asbestos containing material or any polychlorinated biphenyls.

         2.9        Financial Statements.
                    Attached as Schedule 2.9
are  the  following financial statements  of  the  Business:
Statement of Inventory and Net Property as of December 31, 1994, Financial Summary - Direct Contribution for the fiscal years ended June 30, 1994, June 30, 1993, and June 30, 1992 and Financial Summary - Direct Contribution for the period beginning July 1, 1994 and ending March 31, 1995 (the "Financial Statements"). Except as noted in the Financial Statements, or otherwise in Schedule 2.9, the Financial
Statements:

          (a) were prepared from the books and records of Seller;

          (b) have been prepared in accordance with GAAP, applied on a consistent basis for all periods presented,
have   been   prepared  by  means  of  following  consistent
application of internal accounting practices in use by Seller, and fairly present, in all material respects, the inventory and net property of the Business as of the date set forth therein and the direct contribution of the Business for the periods indicated in accordance with GAAP; and

          (c)        do not contain any items of special  or
nonrecurring income or any other income not earned in the ordinary course of business.

         2.10       Contracts; Trade Deals.

          (a) Schedule 1.1(g) discloses material contracts relating to the Business, whether oral or written. True and complete copies of each written material contract and true
and   complete  written  summaries  of  each  oral  material
contract   (together   with  any  and   all   modifications,
amendments or supplements thereto) have been delivered to Buyer prior to execution of this Agreement. The Equipment situated at Seller's Newport, Tennessee plant is owned (and not leased) by Seller, except as set forth in Schedule 1.1(g) and except for those leases which are not material within the parameters set forth in Section 1.1(q)(v).

          (b) Except as set forth in Schedule 2.10(b), all Material Contracts are valid and in full force and effect, except to the extent the enforceability thereof may be
affected    by    applicable   bankruptcy,   reorganization,
insolvency,  moratorium  or  other  similar  laws  affecting
creditors'   rights  and  remedies  generally,  or   general
principles of equity. To Seller's knowledge, except as set forth in Schedule 2.10(b), no material default exists under any Material Contract and there does not exist any event that, with notice or lapse of time or both, would constitute an event of default or result in a right to accelerate, or loss of rights of Seller under any Material Contract.

          (c) Except with respect to the trade deals which are described (by customer and geography) in Schedule 2.10(c),
Seller  is  not  a  party to, has not  issued,  and  is  not obligated  with  respect  to,  any  off-invoice  allowances,
coupons  or  bill-backs with respect to the  Products.   All
bill-backs are on a rate per case basis or as otherwise described in Schedule 2.10(c).

         2.11       Absence of Certain Changes.
                    Except as set forth
in Schedule 2.11, with respect to both the Business and Subject Assets, Seller has not, since December 31, 1994:

          (a) permitted or allowed any of the Subject Assets to be mortgaged, pledged or subjected to any Lien, other than Permitted Liens;

          (b) changed its method of accounting for, or valuing, inventory or prepaid expenses;

          (c) sold, transferred or leased any of the Subject Assets, other than sales of Inventory (including disposal of obsolete, damaged or defective Inventory) in the ordinary course of business and other than the disposition of immaterial assets in the ordinary course of business;

          (d) made any material changes in its accounting systems, policies, or principles or practices;

          (e) operated the Business other than in the ordinary course;

          (f) made any change in the rate or nature of the compensation (including wages, salaries, bonuses or benefits under employee benefit plans) which has been paid, or will be paid or payable, to any employee of the Business other than changes in the ordinary course of business consistent with past practices;

          (g) with respect to the Business, entered into any transaction, contract or commitment which, by reason of its size, nature or otherwise, is not in the ordinary course; or

          (h) agreed, whether in writing or otherwise, to take any of the actions set forth in this Section 2.11.

Since December 31, 1994, there has been no material adverse change in or with respect to the financial condition, operations, assets or results of operations of the Business, other than changes resulting from general economic conditions and other than general business changes reflected in trends of the Business previously disclosed to Buyer by Seller.

         2.12       Compliance with Laws.
                    Except as set forth in
Schedule 2.12, Seller is conducting the Business in compliance in all material respects with all statutes, laws, rules, regulations, ordinances, decrees and orders applicable to the ownership of the Subject Assets and the operation of the Business which are in effect as of the date hereof (excluding those relating to environmental matters which are separately addressed in Section 2.8 above), and has not received any written, or to its knowledge, oral notice that it is in noncompliance with any such statutes, laws, rules, regulations, ordinances, decrees or orders.

         2.13       Insurance; Claims.
                    Seller has maintained a
reasonable and customary program of insurance (which may have included self-insurance) with respect to the Subject Assets. Schedule 2.13 contains a list of all property damage and personal injury claims against Seller with respect to the Business during the past two years involving any claim in excess of $50,000.

         2.14       Employee Benefit Plans.
                    Schedule 2.14 hereto
contains a true and complete list of each plan, contract, program and arrangement, including, without limitation, each pension, bonus, deferred compensation, incentive compensation, stock purchase, supplemental retirement, severance or termination pay, stock option, hospitalization, medical, life insurance, dental, disability, salary continuation, vacation, relocation benefits, special compensation arrangements, expense reimbursements, supple mental unemployment benefits, profit-sharing, retirement, union contract and each other employee benefit plan, program, policy or arrangement, maintained, contributed to, or required to be contributed to, by Seller for the benefit of any Transferred Employee described in Article V. No Transferred Employee is entitled to vacation or sick leave benefits "carried-over" from periods prior to January 1, 1995 except for (i) 58 days of vacation benefits "carried-over" for certain salaried employees, and (ii) hourly employees for vacation or sick leave benefits "carried-over" for periods from the most recent anniversary of each employee's respective date of hire.

         2.15       Labor Matters.
                    The Business has not, within the
last three years, suffered any strike, slowdown, picketing or work stoppage of a material nature by its employees. Except as set forth on Schedule 2.15, there are no material disputes relating to the Business pending or to the knowledge of Seller, threatened, between Seller and any of the current or past employees of the Business, including, without limitation, any material disputes between Seller and any union representing employees of the Business. Except for the Union Contract, Seller is not a party to any collective bargaining agreement relating to the Business.

         2.16       Intellectual Property.

          (a) Registered Intellectual Property. Schedule 2.16 contains a list and description of all of the registered
trademarks,   trade  names,  copyrights,  and  patents   and
applications therefor, which are owned by Seller and used in the Business, including, without limitation, all trademark registrations or applications therefor (whether U.S. or foreign) for "Van Camp," "Wolf" and "Beanee Weenee" (or
combinations   or  derivations  thereof)  (the   "Registered
Intellectual Property"). The U.S. Registered Intellectual Property is owned by Seller free and clear of all Liens and, except as set forth in Schedule 2.16, is not subject to any license or similar arrangements. All U.S. federal trademark
registrations  and,  to  Seller's  knowledge,  the   foreign
trademark   registrations   with   respect   to   Registered
Intellectual Property are valid and subsisting.   Except  as
set forth in Schedule 2.16, none of the U.S. Registered Intellectual Property is the subject of any pending adverse claim, or to the knowledge of Seller, any threatened litigation or claim of infringement. To the knowledge of Seller, and except as set forth in Schedule 2.16, there is not any infringing use of the U.S. Registered Intellectual Property by any person.

          (b) Unregistered Intellectual Property. To the knowledge of Seller, except as set forth in Schedule 2.16,
(i) no impediment exists to the Seller's use, ownership or right to transfer of unregistered know-how, technology,
trade   dress   or   other   intellectual   property    (the
"Unregistered Intellectual Property"), (ii) Seller has not sold, transferred, licensed, or otherwise assigned all or any part of the Unregistered Intellectual Property, (iii) the Unregistered Intellectual Property is not subject to any Liens, and (iv) none of the Unregistered Intellectual Property is the subject of any pending adverse claims, any threatened litigation or claim of infringement and there is no infringing use of the Unregistered Intellectual Property by any person.

          (c)       Licenses.  Seller has not licensed from any third
party   any  recipe,  trademark,  copyrights,  trade  dress,
patent,  know-how, technology or other intellectual property
(except software) for use in the Business.

          (d) Infringing Uses. To the knowledge of Seller, neither the ownership or operation by Seller of the Business or  the  Subject Assets, nor the production or sale  of  the
Products,   infringes   upon,   or   conflicts   with,   any
intellectual property rights of any third party.

         2.17       Inventory.
                    Except to the extent "written down" or
"written off" in the Final Closing Inventory Statement, the items of Inventory sold hereunder consist of products manufactured in accordance with, or otherwise conforming to, Seller's specifications and do not contain quality defects. Such inventory has been manufactured, mixed, packaged and labeled in accordance with applicable laws. Except to the extent "written-down" or "written-off" in the Final Closing Inventory Statement, the Inventory does not include any obsolete items.

         2.18       Customer Relations.
                    To the knowledge of Seller,
as of the date hereof, the relationship of the Business with its largest 10 customers is satisfactory, and, to Seller's knowledge, it has not received any notice of any intention to terminate or materially modify any of such relations.

         2.19       [intentionally left blank].

         2.20       Corporate Services.
                    Schedule 2.20 describes
categorically all corporate and intercompany services provided by Seller and its other divisions and subsidiaries to the Business and material intercompany transactions between the Business and Seller or its other divisions or subsidiaries.

         2.21       Software.
                    Set forth on Schedule 2.21 is a list of
all  material  software  used by  Seller  in  the  Business.
Seller shall cooperate with Buyer in assisting with the licensing by Buyer of any such software which Buyer intends to use after the Closing Date. If any of such software is owned by Seller, Seller shall grant a perpetual, royalty-free, non-exclusive license to Buyer to use such software in connection with the Business, together with any other software owned by Seller and used in the Business.

         2.22       Disclosure.
                    To the knowledge of Seller, the
representations and warranties of Seller contained herein, and the information contained in the Exhibits and Schedules hereto, are not false or misleading in any material respect and do not contain any material misstatement of fact and do not omit to state any material facts required to be stated to make the statements therein not misleading in light of the circumstances in which made.

         2.23       No Other Representations or Warranties.
                    Except for
the representations and warranties contained in this Article II, neither Seller nor any other person or entity makes any other express or implied representation or warranty on behalf of Seller or its affiliates, and Seller hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or with respect to the Subject Assets or the Business, notwithstanding the delivery or disclosure to Buyer, any of its officers, directors, employees, agents or representatives of any documentation or other information by or on behalf of Seller or any affiliate with respect to any one or more of the foregoing, including, without limitation, any projections or forecasts made by Seller or delivered to Buyer by or on behalf of Seller.


III          REPRESENTATIONS AND WARRANTIES OF BUYER

         3.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power, authority and qualification to make this Agreement and any other agreements contemplated hereby, and to incur and perform its obligations hereunder and thereunder.

         3.2 Authority of Buyer. All necessary corporate action has been taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, and this Agreement is and will be after its execution by all of the parties hereto, the legal, valid and binding obligation of Buyer in accordance with its terms. The execution, delivery and performance of this Agreement and the transactions contemplated hereby does not and will not violate, conflict with or constitute a breach of (a) any provision of the articles of incorporation, bylaws, charter or equivalent organizational documents of Buyer, (b) any provision of, or result in a default under, any mortgage, lien, note, loan agreement, debenture, contract or agreement, order, arbitration award, judgment or decision of any court or governmental authority to which Buyer is a party or by which it is now bound or will be bound as of the Closing Date; provided, however, no representation or warranty is made in this clause (b) with respect to contracts or agreements to be assumed by Buyer pursuant to this Agreement, or (c) subject to compliance with the HSR Act, any provision of law, statute, rule or regulation to which Buyer is subject.

         3.3 Brokers and Finders. Except for Norman Chapman, with respect to which Buyer shall be solely responsible, Buyer has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         3.4    Litigation.  There is no claim, action, suit,
proceeding   or   investigation  pending  or,   to   Buyer's
knowledge, threatened by or against Buyer with respect to the transactions contemplated hereby, at law or in equity, before or by any Federal, state, municipal, foreign or other
governmental   department,   commission,   board,    agency,
instrumentality or authority, and there is no order, decree or judgment pending or in effect against Buyer with respect to the transactions contemplated hereby.

         3.5 No Other Representations and Warranties. Except for the representations and warranties contained in this
Article III, neither the Buyer nor any other person or entity makes any other express or implied representation or warranty on behalf of Buyer or its affiliates, and Buyer hereby disclaims any such representation or warranty, with respect to the execution and delivery to this Agreement or the consummation of the transactions contemplated hereby, notwithstanding the delivery or disclosure to Seller, any of
its    officers,    directors,    employees,    agents    or
representatives of any documentation or other information by or on behalf of Buyer or any affiliate with respect to any one or more of the foregoing.

         3.6 Disclosure. To the knowledge of Buyer, the representations and warranties of Buyer contained herein are not false or misleading in any material respect and do not contain any material misstatement of fact and do not omit to state any material facts required to be stated to make the statements therein not misleading in light of the circumstances in which made. Based on the actual knowledge of Buyer, Buyer is not aware of any breaches of warranties or misrepresentations by Seller pursuant to this Agreement.


IV                            COVENANTS

         4.1 Covenants of Seller. Seller covenants and agrees with Buyer as follows:

          (a) Access; Confidential Information. From the date hereof until the Closing Date, Seller shall furnish to Buyer and  its  representatives all information  relating  to  the
Business reasonably requested by Buyer and provide access to any Subject Assets that Buyer may reasonably request at such times  as  shall be mutually agreed upon.  Any  confidential information provided to Buyer shall be subject to the  terms of  that  certain letter agreement dated December 27,  1994, entered  into between Quaker and Buyer (the "Confidentiality
Agreement").    The   provisions  of   the   Confidentiality
Agreement shall survive any termination of this Agreement.

          (b) Conduct of Business. From the date hereof until the Closing Date, except as set forth on Schedule 4.1(b), without the written consent of Buyer (which consent shall not be unreasonably withheld), Seller shall not:

          (i)              operate the Business other than in the
                 ordinary course of business;

          (ii) make any sale, transfer, lease or other disposition of any Subject Assets or mortgage, pledge or otherwise create a security interest in any of the Subject Assets, other than Permitted Liens and other than the disposal of immaterial items of equipment in the ordinary course of business and other than the disposal of equipment that is replaced with equipment of similar value and utility and other than sales of inventory in the ordinary course of business;

          (iii) fail to maintain the books, accounts and records of the Business on a basis consistent with past practices;

          (iv)             enter into, amend or cancel (a) any
                 contract involving payments in excess of $100,000 or which is not terminable within 90 days' notice without premium or penalty or (b) any Permit in respect of the Subject Assets or the Business;

          (v)              fail to maintain the Subject Assets in
                 customary repair, order and condition;

          (vi) perform, take any action or incur or permit to exist any of the acts, transactions, events or occurrences of the type described in Section 2.11;

          (vii)            issue any new off-invoice allowances,
                 coupons or bill-back allowances with respect to the Products other than those described in Schedule 2.10(c); or

          (viii)           make any change in list pricing to the
                 trade, or trade deals, or brokerage compensation or incentives that would or could reasonably be expected to materially increase forward buying.

          (c) Reasonable Efforts: Notifications. Seller shall use reasonable efforts to fulfill its conditions to Closing and otherwise to consummate the transactions contemplated by
this  Agreement.   Without limiting  the  foregoing,  Seller
shall  introduce Buyer to brokers used in the  Business  and shall  arrange and participate in one meeting between  Buyer and  such  brokers  and, upon reasonable notice  from  Buyer after  the  Closing  Date,  shall execute  and  deliver  all
instruments   of   assignment   of   intellectual   property
reasonably requested by Buyer in order to comply with applicable intellectual property law. Prior to the Closing, Seller shall as promptly as reasonably practicable notify
Buyer in writing of the occurrence of any event as to which it obtains knowledge that is reasonably likely to result in the failure of a condition specified in Article VI or VII hereof.

          (d) Antitrust Filing. As promptly as practicable after the date hereof, Seller shall make all necessary
filings   applicable  to  it  under  the   Hart-Scott-Rodino
Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act") in connection with the transactions contemplated hereby, and promptly make any amendments to such filings as may be required, and Seller will cooperate with Buyer in connection with HSR Act filings.

          (e) Preservation of Records. Seller shall preserve and, during regular business hours and upon reasonable notice,  use reasonable efforts to make available  to  Buyer and  its  representatives  for inspection  and  copying  for
reasonable   business  purposes  all  material   agreements,
records,  books  and  other  documents  pertaining  to   the
Business  or  the Subject Assets (but excluding portions  of such  materials that contain or reflect information relating to  any  other business of Seller) for periods prior to  and including  the Closing Date, wherever located  for  six  (6)
years from the Closing Date; provided, however, Seller may, prior to the expiration of such six (6) year period, destroy all or part of such records if, prior to such destruction, Seller gives Buyer notice of the records to be destroyed and an opportunity to obtain, at its own expense, the records to be destroyed.

          (f) Stokely-Van Camp Name. The parties acknowledge and agree that the Subject Assets shall not include the "Stokely-Van Camp" trade name. With respect to such name, Seller covenants and agrees from and after the Closing Date and in perpetuity, as follows:

                 (i)                      Seller shall not use the "Stokely-
                         Van Camp" name for any purpose other than as a corporate name for Stokely-Van Camp, Inc.

                 (ii)                     Seller shall not use the "Van Camp"
                         name alone or in combination with any other names except as permitted in subpart (i) above.

                 (iii)                    Seller shall not use the term VAN
                         CAMP (alone or in combination with one or more other terms) as a trademark or service mark;

                 (iv)                     Seller shall always use the term
                         VAN CAMP preceded by the term STOKELY;

                 (v)                      Seller shall use the term STOKELY with
                         equal prominence and emphasis as the term VAN CAMP;
                         and

                 (vi)                     Seller shall use the term STOKELY in
                         combination with VAN CAMP horizontally on the same line.

                 (vii)                    Seller shall only use the term VAN
                         CAMP in connection with its beverage business.

                 (viii)                   Except as set forth in this Section
                         4.1(f), Seller agrees, from and after the Closing Date, not to assert any rights in the "Stokely Van Camp" name.

Seller further covenants and agrees that in the event (i) Stokely is disposed of by Quaker by means of merger, sale of stock or assets or otherwise, or (ii) Quaker sells, assigns or otherwise transfers the name "Stokely Van Camp", Seller shall cause the purchaser, assignee or other transferee, as the case may be, of Stokely or the "Stokely-Van Camp" name to covenant and agree, in the operative instruments of sale, assignment or transfer, to the provisions set forth in this
Section 4.1(f).

          (g) Canadian License. The parties acknowledge that Seller is a party to a certain Agreement, dated July 16,
1983,  between  Stokley-Van Camp, Inc. and  Carriere  Foods.
Inc.  ("Carriere")  (as  assignee  of  Stokely-Van  Camp  of
Canada,  Inc.)  pursuant  to which Seller  has  licensed  to
Carriere certain intellectual property for use in Canada and certain  other countries, including the "Van Camp" trademark
and   certain  product  specifications,  trade  secrets  and
technology   relating   to  the  Products   (the   "Carriere
Agreement").   Seller shall not amend, extend  or  otherwise
modify the Carriere Agreement without Buyer's prior written consent, which consent shall not unreasonably be withheld.
Upon Buyer's request, to the extent assignable, Seller shall assign to Buyer the Carriere Agreement. In addition, the parties agree as follows:

                       All intellectual property subject  to
                 the   Carriere  License  (other  than   the
                 Canadian  registered trademarks)  shall  be
                 included  in  the  Subject  Assets.   Buyer
                 shall  license  to Seller all  intellectual
                 property  transferred to Buyer  under  this
                 Agreement   solely  for  the   purpose   of
                 licensing such rights to Carriere pursuant to the Carriere Agreement.

          (h) Existing Inventory. Buyer shall have the right to sell as it deems fit any Inventory acquired from Seller hereunder using the existing trade dress, and may use
Seller's existing supply of labels and boxes in connection with the Business.

          (i)       Forwarding of Certain Items.  Seller shall with
reasonable   promptness  forward  to  Buyer   any   consumer
complaints or inquiries relating to the Business which it receives for a period of one year after the Closing Date.

          (j) Title Insurance and Survey. Seller shall provide to Buyer an ALTA Owner's Form of Title Insurance Policy,
1987  version (Rev. 1990) (each a "Policy" and collectively,
the   "Policies")  with  respect  to  each  parcel  of  Real
Property.   Each policy shall (i) be issued on  the  Closing
Date   by  Chicago  Title  Insurance  Company  (the   "Title
Company"),  (ii) be in such amount as Buyer  reasonably  may determine to be the fair market value of such Real  Property
(including  all  improvements located thereon)  but  not  to exceed  $20,000,000  in  the  aggregate,  and  (iii)  insure
Buyer's  ownership of fee title with respect to each  parcel of Real Property (a) without any of the standard Schedule  B preprinted  exceptions, other than taxes  not  yet  due  and payable, (b) but subject to the Permitted Liens (as  defined in  Section 2.4).  Within 10 days following the date of this
Agreement,  Seller shall cause to be delivered  to  Buyer  a final  boundary  and  as built survey  of  the  distribution center  Real Property performed and certified to  a  current date  by Barge, Wagner, Sumner and Cannon (the "Distribution
Center  Survey").   If any Lien, other  than  the  Permitted
Liens  listed  on  Schedule  2.4(a),  is  disclosed  as   an
exception on a Policy, an updated title insurance commitment delivered on or before the Closing Date, or the Distribution
Center  Survey  which, in Buyer's reasonable opinion,  would reasonably be expected to render title unmarketable or which
would   reasonably  be  expected  to  materially   adversely
interfere  with how any Real Property is used,  occupied  or operated  as of the Closing Date, or if any of the Permitted
Liens  specifically designated as requiring further curative action  by Seller under Schedule 2.4(a) have not been  cured or  removed as required therein, then (a) Seller  shall,  at its  option, acting reasonably, either remove or  cure  such
Lien  at Seller's sole expense but with Buyer's cooperation;
or  (b)  if  not  removed or cured prior to Closing,  Seller shall  indemnify Buyer against all losses or  damages  which may be incurred or suffered by Buyer as a result of any such
Lien  which  is  not  removed or cured,  including,  without limitation, the cost of defending the title from  the  party asserting  the  Lien, the cost of defending  a  quiet  title action  or  administrative action with respect to the  Lien, the cost, in the case of encroachments, of forced removal of the encroachment and of restoring the remaining improvements as  nearly  as  possible  to their condition,  function  and capacity  which  existed  prior to such  removal  (including purchase  of  additional  land if  sufficient  land  is  not available  on  the  Real  Property  adjoining  the  affected improvement to restore or replace the capacity and  function thereof).  If Seller indemnifies Buyer as aforesaid, Seller, for  a  reasonable time after the Closing (not to  exceed  a period  of  one  (1) year, unless a quiet  title  action  or administrative  proceeding is pending with respect  thereto, in  which case that action or proceeding shall be prosecuted to  completion,  including appeals), shall use  commercially reasonable  efforts  to remove such Lien  at  Seller's  sole expense,  and  Buyer shall cooperate with  respect  thereto.
Seller's  indemnity  shall  be  terminated  or  reduced   as
appropriate upon removal of such Liens.  Seller may elect to furnish, at its sole expense, title insurance coverage  over any  such  Liens  to Buyer which may be obtainable  under  a
Policy  and, to the extent such coverage is provided,  Buyer agrees  to look to such Policy to collect any loss or damage it  may  suffer  or  incur as a result of the  existence  or assertion  of such Lien before seeking to recover such  loss or  damage  from  Seller under the foregoing indemnity,  and
Seller  would only be liable to the extent Buyer's  loss  or damage  exceeds  the amounts collected by Buyer  under  such
Policy.   Nothing contained in this Section 4.1(j) shall  in
any way reduce Buyer's rights under any other provision of this Article IV.

          (k) Non-Compete. Effective as of the Closing Date, except as otherwise provided in the Transition Agreement or as  otherwise  agreed  to in writing by  Buyer  and  Seller,
Seller shall not, and Seller shall cause its affiliates  not to,  for  a  period of three years after the  Closing  Date,
directly   or  indirectly  (whether  as  a  partner,   joint
venturer,  employer, contractor, stockholder  or  otherwise)
engage  in  the marketing, manufacture, sale or distribution of  the  Products, provided that Seller may (i)  own  as  an
investment  not  more  than  5%  of  the  securities  of   a
corporation  which  engages  in  such  competition  if  such securities  are  listed  (or admitted  to  unlisted  trading privileges)  on a national securities exchange  or  included for  quotation through a U.S. inter-dealer quotation  system
of  a registered national securities association, (ii)   own
as  an  investment  not  more than  a  5%  interest  in  any partnership which engages in such competition, (iii) acquire and  maintain an ownership interest otherwise proscribed  by this  Section 4.1(k) if such interest arises as a result  of the acquisition of a business not principally engaged in the proscribed  conduct;  provided that Seller  shall  take  all action to cause the business permitted to be acquired  under this  clause (iii), (x) not to materially expand  the  scope and  magnitude  of its business or (y) to  dispose  of  such business within 18 months following the acquisition thereof,
(iv)  be  acquired  by  any  person  that  engages  in   the
proscribed  conduct, or (v) in connection with  an  employee benefit  plan  (the  assets  of  which  are  managed  by  an independent  investment advisor), invest in any  corporation
or  other  entity  which  engages in  such  competition.   A
business  entity  shall  not be  deemed  to  be  principally
engaged  in  the  proscribed conduct if its  sales   of  the
Products  constitute less than 25% of its gross  sales.   If
any  court  in  which Buyer seeks to have the provisions  of this  Section  4.1(k) specifically enforced determines  that the  activities or time hereinabove specified are too broad, such  court  may  determine a reasonable activity,  time  or geographic  area and may specifically enforce  this  Section
for    such    activity,   time   and    geographic    area.
Notwithstanding  the  foregoing,  nothing  in  this  Section
4.1(k)  is  intended  to  limit or restrict  the  marketing,
manufacture,   sale  or  distribution  by  Seller   or   its
affiliates of any of its existing food products or lines after the Closing Date.

          (l)       Production Consolidation.

               (i) Attached hereto as Exhibit 4.1(l)(i) is a copy of Seller's production plan with respect to all Van Camp and Wolf Brand Products to be manufactured at Seller's Newport, Tennessee plant or otherwise pursuant to co-packing arrangements, which plan sets forth for each day through the period commencing April 24, 1995 and ending on June 30, 1995, Seller's anticipated production of such Products expressed in aggregate pounds as of each such date. Seller shall produce through the Closing Date not less than the aggregate poundage of Products indicated for such date in item quantities consistent with changes in Seller's forecasts and actual sales and requirements of the Business
(the   "Aggregate  Minimum  Poundage");  it   being   hereby
acknowledged and agreed that other than with respect to the Aggregate Minimum Poundage as of the Closing Date, Seller makes no representation, warranty or commitment as to the production of any particular product or the use of any particular product line prior to the Closing. To the extent that the Closing Date occurs after June 30, 1995, Buyer and Seller shall agree upon the Aggregate Minimum Poundage for each day thereafter until the Closing Date on a basis consistent with past production and output requirements of the Business. Seller will cooperate with Buyer to obtain co-packer production, at Buyer's request and cost, in excess of Aggregate Minimum Poundage.

              (ii) Attached hereto as Exhibit 4.1(l)(ii) is a copy of Seller's capital expenditure budget for that certain equipment relocation project known to Seller and Buyer as "Project Inferno" through May 31, 1995 (the "Consolidation Budget"). Prior to the Closing Date, Seller shall make all expenditures included in the Consolidation Budget and otherwise shall use commercially reasonable efforts to proceed toward completing Project Inferno.

             (iii) During the Transition Period (as hereinafter defined), Seller shall compensate Buyer at a rate of $4.50 per case for each case of Product ordered by customers that is not shipped by Seller within published lead times, allowing for normal transit time, but only to the extent that such aggregate unshipped cases exceed 3% of product cases ordered, and the parties agree that Seller shall not be required to compensate Buyer with respect to
(1) any aggregate excess cases (calculated on a monthly basis or portion thereof as appropriate) ordered during the Transition Period over the now existing Quarterly Business Review sales forecast for the comparable period and (2) any deficiency caused by Buyer's failure to produce Product as scheduled by Seller through June 30, 1995 (but in no event shall such schedule be in excess of daily aggregate pounds as set forth in Exhibit 4.1(l)(i)), and thereafter in quantities as jointly scheduled by Seller and Buyer, in SKUs as reasonably directed by Seller. Buyer will cooperate with Seller to obtain co-packer production, at Seller's request during the Transition Period, in which event Seller will reimburse Buyer for the cost of requested co-packer production to the extent that actual cost exceeds the standard costs used for closing inventory valuation purposes. In conjunction with this Section 4.1(l)(iii), Seller agrees not to take any action other than in the ordinary course intended to reduce sales (e.g., allocate product) without the prior approval of Buyer. "Transition Period" shall mean the period during which Seller is providing Buyer all (and not just some) of the services set forth in the Transition Agreement.

          (m)       Beans Inventory.

              (i) Prior to the date hereof, Seller reduced or committed to reduce its existing "old crop beans inventory"
such  that, as of the date hereof, such inventory  does  not
exceed   29,100,000   pounds  in  the   aggregate.    Seller
represents that such amount represents Seller's projection, as of the date hereof, of the estimated requirements of Seller's old crop bean usage through September 30, 1995, plus 20 rail cars of beans, based upon Seller's current production schedules through September 30, 1995.

             (ii)        With respect to that certain letter agreement
between  Seller  and Cooperative Elevator  Company,  annexed hereto  as  Exhibit  4.1(m), to the  extent  that  Buyer  is required to pay up to $.03 more than $.23 per pound for  its raw  beans  supply, Seller shall reimburse  Buyer  for  such additional cost.  Buyer shall cooperate with Seller and take all  such action as Seller reasonably may request to  reduce
such   $.03  per  pound  excess  cost  exposure  under  such
agreement.    Notwithstanding  the   foregoing,   under   no
circumstances shall Seller be required to pay Buyer in excess of $180,000 pursuant to this Section 4.1(m).

         4.2 Covenants of Buyer. Buyer covenants and agrees with Seller as follows:

          (a) Reasonable Efforts; Notifications. Buyer shall use reasonable efforts to fulfill its conditions to Closing and otherwise consummate the transactions contemplated by this Agreement. Prior to Closing, Buyer shall as promptly as reasonably practicable notify Seller in writing of the occurrence of any event as to which it obtains knowledge that is reasonably likely to result in the failure of a condition specified in Article VI or VII hereof.

          (b) Antitrust Filing. As promptly as is practicable after the date hereof, Buyer shall make all necessary filings  applicable to it under the HSR  Act  in  connection
with   the  transactions  hereby,  and  promptly  make   any
amendments to such filings as may be required, and Buyer will cooperate with Seller in connection with HSR Act filings.

          (c) Preservation of Records. Buyer shall preserve and, during regular business hours and upon reasonable notice, use reasonable efforts to make available to Seller and  its  representatives  for inspection  and  copying  for
reasonable   business  purposes  all  material   agreements,
records,  books  and  other  documents  pertaining  to   the
Business or the Subject Assets for periods prior to and including the Closing Date, wherever located for six (6)
years from the Closing Date; provided, however, Buyer may, prior to the expiration of such six (6) year period, destroy all or part of such records if, prior to such destruction, Buyer gives Seller notice of the records to be destroyed and an opportunity, at its own expense, to obtain the records to be destroyed.

          (d) Returns. Buyer shall accept, at no cost to Seller, normal returns in the ordinary course of business from purchasers of Products which were manufactured by the Business prior to the Closing Date. Notwithstanding the foregoing, Buyer shall not be responsible for recalls of Products, or returns of Products relating to the negligence or misconduct of Seller, in each case manufactured prior to Closing.


V                          EMPLOYEE MATTERS

         5.1 Transferred Employees. On or prior to the Closing Date, Buyer shall assume the Union Contract and, with
respect   to   salaried  employees,  offer   employment   in
connection with the conduct of the Business effective  after the  Closing Date to those employees of Seller set forth  on
Schedule  5.1 (other than those employees that retire,  die, become disabled prior to Closing and are eligible for  long-
term disability or otherwise terminate their employment with
Seller  prior to Closing), on substantially the  same  wages and salaries in effect immediately prior to the Closing Date and  with benefits as set forth in Schedule 5.1.1.  Schedule
5.1  lists  salaries or wages for each of the  employees  of
Seller set forth thereon, as applicable to such employee  on the  date  hereof.  Effective as of the date next  following the  Closing  Date,  all  union and salaried  employees  who accept Buyer's offer of employment will become employees  of
Buyer   (the  "Transferred  Employees");  it  being   hereby
acknowledged and agreed that if Seller terminates or reduces production of Rice Cakes at the Newport, Tennessee plant  on
or   prior  to  the  Closing  Date,  the  term  "Transferred
Employees"  shall not include (i) employees who, immediately preceding  such  termination or reduction, were  engaged  by
Seller  in  the  production of Rice Cakes and  who  are  not otherwise  employed  by Buyer after  the  Closing,  and  (2)
employees who are terminated at the Newport Tennessee  plant as  a  result  of  another employee who was engaged  in  the production of Rice Cakes exercising any seniority rights  in job selection (i.e., "bumping") such other employees.  Buyer shall  not  be  responsible for any employees  that  do  not
accept   employment  with  Buyer.   Seller  shall   not   be
responsible for any Transferred Employees severed by Buyer after the Closing Date, except as set forth in Section 5.6.

         5.2 Employee Benefit Transition. With respect to each Transferred Employee:

          (a)       Buyer shall waive all pre-existing condition and
eligibility    requirements,   evidence   of    insurability
provisions or any similar provisions under any employee benefit plan or compensation arrangements maintained or sponsored by or contributed to by Buyer for such individuals after the Closing Date.

          (b) Buyer shall not be responsible (and Seller shall be responsible) for any covered health and accident claims expenses  incurred for Transferred Employees  prior  to  the
Closing Date and, if a Transferred Employee does not work on the  day  next following the Closing Date, then Buyer  shall not  be  responsible  for  any health  and  accident  claims expenses  incurred by such employee until the first  day  on which  such employee commences active employment with Buyer.
Except  as  set forth in the immediately preceding sentence,
Buyer's plans shall provide coverage for all covered  health
and   accident  claims  expenses  incurred  by   Transferred
Employees  and  their covered dependents after  the  Closing
Date.

          (c) With respect to pension, savings, severance, vacation, health and welfare, disability benefits, executive compensation, incentive and bonus arrangements, Buyer shall recognize for purposes of eligibility for participation and vesting (but not for qualified pension plan benefit accrual)
under   its   employee   benefit  plans   and   compensation
arrangements all elapsed periods of service through the Closing Date of any Transferred Employee with Seller. Also, Seller shall take all action necessary (in accordance with its existing pension and savings plans) to cause the vesting, in full, of all rights and benefits of Transferred Employees under Seller's pension and savings plans presently in effect.

          (d) On the Closing Date, or as soon as reasonably practicable thereafter, Seller shall transfer to Buyer the prorated account balances (prorated by reference to the number of days in the calendar year 1995 that each employee was  employed by Seller, divided by 365), less  claims  paid
(as of the Closing Date), of the Transferred Employees with respect to the flexible spending account plans listed in
Schedule  2.14 ("Flexible Spending Accounts").  Buyer  shall
process  the  Flexible  Spending  Accounts  throughout   the
remainder of calendar year 1995. Seller shall provide Buyer an accounting (including a year-to-date status report) with respect to the Flexible Spending Accounts and will provide assistance and information to the Buyer reasonably necessary for the Buyer to administer the Flexible Spending Accounts after the Closing Date.

         5.3 COBRA. Seller will be responsible for satisfying obligations under Section 601 et seq. of the Employee
Retirement Income Security Act of 1974, as amended ("ERISA")
and  Section  4980B  of  the Code, to  provide  continuation coverage  to or with respect to any Transferred Employee  in accordance  with law with respect to any "qualifying  event"
occurring  on  or  before the Closing Date.  Buyer  will  be responsible for satisfying obligations under Section 601  et seq.,  of  ERISA and Section 4980B of the Code,  to  provide continuation coverage to or with respect to any  Transferred
Employee  in  accordance  with  law  with  respect  to   any
"qualifying event" which occurs following the Closing Date.

         5.4 Vacation. As of the Closing Date with respect to the vacation plans listed in Schedule 2.14, Buyer will assume obligations of Seller to Transferred Employees for vacation entitlements as set forth in Section 2.14.

         5.5 Disability and Workers' Compensation. Seller shall assume responsibility for all disability benefits payable after the Closing Date with respect to those employees of Seller who are entitled to benefits under Seller's long-term disability plan as of the Closing Date. Buyer shall be responsible for all workers' compensation claims, occupational disease claims and employer liability claims for Transferred Employees that relate to injuries or diseases resulting from events occurring after the Closing
Date.   To  the  extent  that any  Transferred  Employee  is
entitled to short-term disability benefits from the Seller prior to the Closing and, subsequent to the Closing, becomes
entitled,   without  any  interruption  of  such  short-term
disability   benefits,  to  long-term  disability   benefits
relating to the injury or illness that gave rise to the short-term disability benefits, the Seller and Buyer shall
share   equally  the  cost  of  such  long-term   disability
benefits.   Seller  shall be responsible  for  all  workers'
compensation   claims,  occupational  disease   claims   and
employer liability claims, whether reported or unreported on the Closing Date, for Transferred Employees that relate to injuries or diseases resulting from events occurring prior to the Closing Date, except that Buyer agrees to be responsible for any such claims to the extent that the event giving rise to the injury or disease is not reported to Seller or Seller's workers compensation carrier on or prior to  the  first annual anniversary of the Closing  Date  (the
"Cut-off  Date").   Buyer shall not generally  encourage  or
induce Transferred Employees, through announcements, notices or  similar methods to file claims with Seller prior to  the
Cut-off  Date.   Buyer  may, however, deal  with  individual
employee claims in a manner consistent with this Section 5.5 (including directing to Seller any individual employee
claims   that,   pursuant   to   this   Section,   are   the
responsibility of Seller).

         5.6 Retiree Health. Seller shall provide, pay and be responsible for, and shall indemnify and hold Buyer harmless from  and  against,  the retiree health benefits  listed  on
Schedule 5.6 (the "Retiree Health Benefits") due to, or that hereafter  become due to, those Transferred  Employees  (and
their   spouses)  who,  on  the  Closing  Date,   meet   the
eligibility   requirements  set  forth   on   Schedule   5.6
("Qualified  Employees") regardless of when such Transferred
Employees  (or  such  spouses) retire, or  otherwise  become entitled to, such Retiree Health Benefits.  Without limiting the  provisions of Section 5.1, Buyer will, however, provide health  benefits  as  provided  herein  to  any  Transferred
Employee in accordance with Buyer's health benefit plans  in effect  during  the  tenure of such  Transferred  Employee's employment  with  the  Buyer, even though  such  Transferred
Employee  would  otherwise  be entitled  to  Retiree  Health
Benefits  from the Seller (subject, however, to any  changes after  the  Closing Date in such plans and  subject  to  any changes after the Closing Date with respect to the employees eligible  to  be covered by such plans).  Buyer agrees  that under no circumstances will it generally encourage or induce any Transferred Employee, through announcements, notices  or similar  methods, to opt out of or waive coverage under  any of  Buyer's health benefit plans.  Buyer shall indemnify and
hold   Seller  harmless  from  and  against  Retiree  Health
Benefits  that  hereafter become due  to  those  Transferred
Employees (and their spouses) who, on the Closing Date, do not meet the eligibility requirements set forth on Schedule
5.6.

         5.7        WARN Act.  Subject to the provisions of Section
2.2 of the Production Agreement, Buyer and Seller shall cooperate and coordinate any notices or filings to the extent required under the Workers Adjustment and Retraining
Notification Act of 1988, as amended (the "WARN Act"), with respect to the Transferred Employees in connection with the transactions contemplated by this Agreement, and shall each bear one-half of any costs (including legal expenses and disbursements) relating to the failure or alleged failure to provide any such notices or filings. Seller shall be solely responsible for any notices, costs or filings under the WARN
Act  for  other employees of Seller who are not  Transferred
Employees.

         5.8 No Third Party Beneficiaries. Except for the provisions of Section 5.6, neither Buyer nor Seller intend this Article V to create any rights or interest, except as between Buyer and Seller, and no present or future employees of either party (or any dependents of such employee) will be treated as third party beneficiaries in or under this
Agreement.   The  parties  intend that  Qualified  Employees
shall be third party beneficiaries of Section 5.6.

         5.9 Documents and Forms. Seller and Buyer agree to use their reasonable efforts to execute all necessary documents,  file  all required forms with  any  governmental agencies  and to undertake all actions that may be necessary
or   desirable  to  implement  expeditiously   any   actions
contemplated herein.


VI                CONDITIONS TO BUYER'S OBLIGATIONS

           The obligations of Buyer under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by Buyer:

         6.1        Accuracy of Representations and Warranties;
Performance  of  Agreements;  Certificate  and   Opinion   of
Counsel.

          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given again at and as of the Closing Date (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated).

          (b) Seller shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c) Seller shall have delivered to Buyer (i) a certificate of Quaker's President or any Vice President of Quaker dated the Closing Date and certifying the fulfillment of the conditions set forth in this Section 6.1 and (ii) an opinion of the Vice President, General Corporate Counsel and Secretary or the Associate General Counsel of Quaker dated the Closing Date in the form attached hereto as Exhibit 1.8(a).

         6.2        HSR Act.  Any waiting period applicable to the
consummation  of  the  transactions  contemplated  by   this
Agreement under the HSR Act shall have expired or been terminated.

         6.3 No Proceeding or Litigation. No preliminary or permanent injunction or other order shall have been issued
by   any   court  of  competent  jurisdiction,  or  by   any
governmental  or  regulatory body, nor  shall  any  statute, rule, regulation or executive order have been promulgated or enacted  by  any governmental authority which  prevents  the
consummation  of  the  transactions  contemplated  in   this
Agreement.

         6.4 Closing Deliveries. Seller shall have delivered to Buyer all deliveries to be made to it pursuant to Section
1.7.

         6.5 Secretary's Certificate. Each of Quaker and Stokely shall have delivered to Buyer a certificate of a Secretary or Assistant Secretary certifying (i) resolutions of  its  Board of Directors adopting this Agreement and  the
transactions   contemplated   hereby   (together   with   an
incumbency and signature certificate regarding the officers and other authorized representatives signing on its behalf) and (ii) its certificate of incorporation and by-laws, in each case as amended or restated.



VII                   CONDITIONS TO SELLER'S OBLIGATIONS

          The obligations of Seller under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any of which may be waived in whole or in part by Seller:

         7.1        Accuracy of Representations and Warranties;
Performance  of  Agreements;  Certificate  and  Opinion   of
Counsel.

          (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date  with
the   same   effect  as  though  such  representations   and
warranties had been made or given again at and as of the Closing Date (except for any representation or warranty expressly stated to have been made or given as of a specified date, which, at the Closing Date, shall be true and correct in all material respects as of the date expressly stated).

          (b) Buyer shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

          (c) Buyer shall have delivered to Seller (i) a certificate of its President or any Vice President dated the
Closing   Date  and  certifying  the  fulfillment   of   the
conditions set forth in this Section 7.1 and (ii) an opinion of Patrick Ryan, General Counsel of Hunt-Wesson, Inc., dated the Closing Date in the form attached hereto as Exhibit 1.9(c).

         7.2        HSR Act.  Any waiting period applicable to the
consummation  of  the  transactions  contemplated  by   this
Agreement under the USR Act shall have expired or been terminated.

         7.3 No Proceeding or Litigation. No preliminary or permanent injunction or other order shall have been issued by  any  court of competent jurisdiction, or by  any  govern mental  or  regulatory body, nor shall  any  statute,  rule, regulation  or  executive  order have  been  promulgated  or enacted  by  any governmental authority which  prevents  the
consummation  of  the  transactions  contemplated  in   this
Agreement.

         7.4 Closing Deliveries. Buyer shall have delivered to Seller all deliveries to be made to it pursuant to Section
1.8.

         7.5 Secretary's Certificate. Buyer shall have delivered to Seller a certificate of Buyer's Secretary or Assistant Secretary certifying (i) resolutions of the Board of Directors of Buyer adopting the Agreement and the
transactions   contemplated   hereby   (together   with   an
incumbency and signature certificate regarding the officers and other authorized representatives signing on behalf of Buyer) and (ii) its certificate of incorporation and by-laws of Buyer, in each case as amended or restated.


VIII                          INDEMNIFICATION

         8.1 Survival of Representations and Warranties and Obligations. The representations and warranties of Seller in  Article  II  and  Buyer in Article  III  and  all  other obligations of the parties hereunder, shall survive the Closing and, except for the Surviving Obligations (as hereinafter defined) which shall continue in effect in accordance with their respective terms, shall expire on the first anniversary of the Closing Date, and thereafter, except as provided in the next succeeding sentence, no claim may be brought pursuant to this Agreement (including all schedules, amendments and supplements hereto and thereto) except for a breach by a party of its obligations under any of  the Surviving Obligations.  If written notice of a claim has been given by a party prior to the first anniversary  of the Closing Date, then the relevant representation, warranty or other obligation shall survive as to such claim until the claim  has  been  finally resolved in accordance  with  this
Article VIII. For purposes of this Agreement, the term "Surviving Obligations" shall refer to the obligations contained in Sections 1.1, 1.2 (except in the case of the Excluded Liabilities set forth in item (xi) of Section 1.2, which  shall  survive four (4) years after the Closing  Date and  item (xii) of Section 1.2, which shall survive five (5)
years  after  the Closing Date), 1.7, 1.11, 2.4 (other  than the last sentence of Section 2.4), 4.1(e), 4.1(f), 4.1(j), 4.2(c), 8.2(c), 8.3(c), 8.6, 8.7, Article V, the remaining
provisions  of  Article  VIII  insofar  as  it  relates   to
Surviving Obligations and Article IX.  Surviving Obligations
shall  survive  without limitation, or  in  accordance  with
their  terms,  as  the  case may  be.   Notwithstanding  the
foregoing, the obligations under Section 2.8, Section  2.16,
Section  8.2(d)  and Section 8.3(d) shall survive  five  (5)
years after the Closing Date, Section 2.12 shall survive four (4) years after the Closing Date, Section 2.17 shall survive two (2) years after the Closing Date, and Section 4.1(k) shall survive three (3) years after the Closing Date, provided that if written notice of a claim has been given prior to such expiration, then the relevant representation, warranty or obligation shall survive as to such claim until such claim has been finally resolved.

         8.2 Indemnification by Seller. Except as otherwise limited by this Article VIII, Buyer and its officers, directors,  employees, agents, successors and assigns  shall be  indemnified and held harmless by Seller from any and all liabilities,  losses, damages, claims, costs  and  expenses,
interest,   awards,  judgments  and  penalties   (including,
without limitation, reasonable legal costs and expenses) actually suffered or incurred by it (hereinafter a "Buyer
Loss"), actually arising out of or resulting from:

          (a) the breach of any representation or warranty by Seller contained herein;

          (b) the breach of any covenant or agreement by Seller contained herein or in any document delivered hereunder at the Closing;

          (c) the failure of Seller to pay or otherwise discharge the Excluded Liabilities (it being hereby agreed and understood that in the case of the Excluded Liabilities set forth in item (xi) of Section 1.2, said indemnification obligation of Seller shall only apply four (4) years after
the   Closing  Date,  and  in  the  case  of  the   Excluded
Liabilities set forth in item (xii) of Section 1.2, said indemnification obligation shall only apply five (5) years after the Closing Date, provided that if written notice of a claim has been given prior to such expiration, then the right to indemnification shall survive as to such claim until such claim has been finally resolved); or

          (d) any liability or obligation of Seller arising out of or resulting from any violation of any federal, state or local  Environmental Laws or regulations or  remediation  of
conditions   existing   at   the   Closing   which   violate
Environmental Laws as of the Closing Date.

          Buyer agrees that prior to taking any action which reasonably could result in the assertion by Buyer of a claim for indemnification in respect of environmental matters hereunder, it promptly shall notify Seller of its intention to take such action, shall consult with Seller as to the necessity thereof and the most cost-efficient manner to implement  the  action proposed to be taken, and  shall  not implement any such remedial or other measures without the prior written consent of Seller (such consent not unreasonably to be withheld).

          Buyer further agrees to provide Seller with copies of all written reports, opinions, appraisals, findings, results and surveys (collectively, "Reports") prepared by, and reasonable access to, any environmental consultant, engineer or appraiser engaged by Buyer to permit Seller (and its agents and representatives) to reasonably monitor any proposed treatment of environmental matters. Seller agrees to maintain the confidentiality of all Reports in the manner and to the extent set forth in Section 4.1(a).

         8.3 Indemnification by Buyer. Except as otherwise limited by this Article VIII, Seller and its officers, directors, employees, agents, successors and assigns shall be indemnified and held harmless by Buyer from any and all liabilities, losses, damages, claims, costs and expenses,
interest,   awards,  judgments  and  penalties   (including,
without limitation, reasonable legal costs and expenses) actually suffered or incurred by it (hereinafter a "Seller Loss"), actually arising out of or resulting from:

          (a) the breach of any representation or warranty by Buyer contained herein;

          (b) the breach of any covenant or agreement by Buyer contained herein or in any document delivered hereunder at the Closing;

          (c) the failure of Buyer to pay or otherwise discharge the Assumed Liabilities;

          (d) any liability or obligation of Buyer arising out of or resulting from any violations of federal, state or
local   Environmental  Law  or  regulation  resulting   from
occurrences  after  the  Closing  Date  or  remediation   of
conditions resulting from occurrences after the Closing Date which violate the Environmental Laws.

          (e) any product liability claims with respect to Products manufactured and sold by Buyer after the Closing
Date.

         8.4        Indemnification Procedures.

          (a) For the purposes of this Section 8.4, the term "Indemnitee" shall refer to the person indemnified, or entitled, or claiming to be entitled to be indemnified, pursuant to the provisions of Section 8.2 or 8.3, as the case may be; the term "Indemnitor" shall refer to the person
having   the  obligation  to  indemnify  pursuant  to   such
provisions; and "Losses" shall refer to "Seller Losses" or "Buyer Losses", as the case may be.

          (b) An Indemnitee shall give written notice (a "Notice of Claim") to the Indemnitor promptly after the Indemnitee has  knowledge of any claim (including a Third Party  Claim, as  hereinafter defined) which an Indemnitee has  determined has  given  or could give rise to a right of indemnification under  this  Agreement.  No failure to give such  Notice  of
Claim  shall affect the indemnification obligations  of  the
Indemnitor  hereunder,  except to the  extent  such  failure
materially   prejudiced   such   Indemnitor's   ability   to
successfully defend the matter giving rise to the claim. The
Notice of Claim shall state the nature of the claim, the amount of the Loss, if known, and the method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect to which such right of indemnification is claimed or arises.

          (c) The obligations and liabilities of an Indemnitor under this Article VIII with respect to losses arising from
claims   of  any  third  party  that  are  subject  to   the
indemnification provisions provided for in this Article VIII
("Third  Party Claims") shall be governed by and  contingent
upon  the  following additional terms and  conditions:   The
Indemnitee  at the time it gives a Notice of  Claim  to  the
Indemnitor  of  the  Third  Party  Claim  shall  advise  the
Indemnitor  that it shall be permitted, at  its  option,  to assume and control the defense of such Third Party Claim  at its  expense and through counsel of its choice if  it  gives prompt  notice of its intention to do so to the  Indemnitee.
In the event the Indemnitor exercises its right to undertake the  defense against any such Third Party Claim as  provided above, the Indemnitee shall cooperate with the Indemnitor in such  defense  and  make  available to  the  Indemnitor  all witnesses,  pertinent records, materials and information  in its  possession or under its control relating thereto as  is reasonably required by the Indemnitor and the Indemnitee may participate  by  its own counsel and at its own  expense  in defense of such Third Party Claim.  Similarly, in the  event the  Indemnitee  is, directly or indirectly, conducting  the defense  against any such Third Party Claim, the  Indemnitor shall cooperate with the Indemnitee in such defense and make available  to it all such witnesses, records, materials  and information in its possession or under its control  relating thereto as is reasonably required by the Indemnitee and  the
Indemnitor may participate by its own counsel and at its own
expense  in the defense of such third party action.   Except
for the settlement of a Third Party Claim which involves the payment of money only, no Third Party Claim may be settled by the Indemnitor without the written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. Similarly, no Third Party Claim may be settled by the Indemnitee without the written consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed unless the Indemnitor has failed to assume the defense of such claim, and the Indemnitee has notified the Indemnitor with 10 business days prior written notice of its intent to so settle.

         8.5 Limits on Indemnification. No claim may be made against Seller for indemnification hereunder, or against Buyer for indemnification hereunder, as the case may be, unless and only to the extent the aggregate of all Buyer
Losses (or Seller Losses, as the case may be) incurred exceed one million dollars ($1,000,000) (the "Basket") and then only with respect to that portion of Buyer Losses (or
Seller Losses, as the case may be) which exceed the Basket, provided that the foregoing shall not apply to claims with respect to Sections 1.1, 1.2, 1.5, 1.7, 1.10, 2.4, 2.16,
2.17,  2.19,  2.21, 4.1(e), 4.1(f), 4.1(j), 4.1(k),  4.1(l),
4.1(m),  4.2(c), Article V, 1.11, 8.2(c), 8.2(d) (except  to the  extent provided in the next sentence), 8.3(c),  8.3(d),
9.14 or 9.15. With respect to any Buyer Loss relating to the indemnification under Section 8.2(d), one-half of such Buyer Loss, not to exceed $250,000 in the aggregate, may be included, at Seller's request, in the Basket to the extent that the $1,000,000 limitation relating to the Basket has not otherwise been reached. Seller shall not be required to indemnify Buyer for Buyer Losses which in the aggregate exceed one-half of the Purchase Price.

         8.6 Adjustment of Liability. Any indemnifiable Seller Loss or Buyer Loss, as the case may be, shall be reduced by any tax benefit accruing to the indemnified party on account of the indemnification payment. All indemnity payments shall be treated as adjustments to the Purchase Price.

         8.7 Exclusive Remedy. Except as set forth below, from and after the Closing, neither party hereto shall be liable or  responsible in any manner whatsoever to the other party,
whether   for  indemnification  or  otherwise,  except   for
indemnity as expressly provided in this Article VIII and  in
Article  V, which provide the exclusive remedy and cause  of action  of  the  parties hereto with respect to  any  matter arising out of or in connection with this Agreement  or  any
Schedule  or  Exhibit hereto or any opinion  or  certificate delivered in connection herewith.  After the Closing,  Buyer shall  not  be entitled to a rescission of the sale  of  the
Subject  Assets.   Notwithstanding  the  foregoing,  neither
Buyer nor Seller waives, releases or agrees not to make (and
shall   be  entitled  to  make)  any  claim  or  bring   any
contribution,  cost  recovery or other  action  against  the other, or any of its respective successors or assigns or any controlling  person or other affiliate of such party,  under
CERCLA or other comparable state environmental laws or under any  state  or federal laws relating to fraud or  fraudulent misrepresentation.  Buyer and Seller shall retain any rights
to   seek  contribution  or  indemnification  against  third
parties.   Buyer  acknowledges  that  it  is  acquiring  the
Subject  Assets  on an "AS IS, WHERE IS" basis  (except  for those representations and warranties expressly set forth  in this Agreement) without any representation or warranty as to merchantability  or  fitness for a  particular  purpose  and
without   any  implied  warranties  whatsoever  (except   as
expressly set forth In this Agreement).


IX                         MISCELLANEOUS

         9.1 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a)       by mutual written consent of Buyer and Seller; or

          (b) if the Closing shall not have occurred by July 31, 1995, provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

In the event of termination of this Agreement by either or both of the parties pursuant to this Section 9.1, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and of no effect and there shall be no liability on the part of the parties hereto (or their respective officers, directors or affiliates) except (a) as set forth in Section 4.1(a), Section 9.2 and Section 9.17 hereof and
(b) nothing herein shall relieve either party from liability for any breach hereof.

         9.2 Expenses. All filing fees incurred, or to be incurred, in connection with filings under the HSR Act shall
be  split  equally  between Buyer  and  Seller.   Except  as
otherwise provided in this Section 9.2, all other costs  and
expenses,   including,   without   limitation,   fees    and
disbursements   of   counsel,   financial    advisors    and
accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses whether or not the Closing shall have occurred.

         9.3 Waiver. The accuracy of any representation or warranty, the performance of any covenant or agreement of the fulfillment of any condition of this Agreement by Buyer on the other hand or Seller on the other, may be expressly waived in writing by Buyer or Seller, as appropriate. Any waiver hereunder shall be effective only in the specific instance and for the purpose for which given. No failure or delay on the part of Buyer or Seller in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shalt any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

         9.4 Consents. Whenever this Agreement requires a permit or consent by or on behalf of either party hereto,
such   consent  shall  be  given  in  writing  in  a  manner
consistent with the requirements for a waiver of compliance as set forth in Section 9.3.

         9.5 Assignment; Parties In Interest. This Agreement and all of the provisions hereof shall be binding upon and inure  to the benefit of, and be enforceable by, the parties
hereto   and  their  respective  successors  and   permitted
assigns, but neither this Agreement nor any of the rights, interest or obligations herein shall be assigned, including by operation of law or otherwise, by any party hereto without the prior written consent of the other party.

         9.6 Further Assurances. Each of the parties hereto agrees that, from and after the Closing, upon the reasonable request of any other party hereto and without further consideration, such party will execute and deliver to such other party such documents and further assurances and will take such other actions (without cost to such party) as such other party may reasonably request in order to carry out the purpose and intention of this Agreement.

         9.7 Entire Agreement. This Agreement and the Schedules hereto, the Confidentiality Agreement and the other writings referred to herein or delivered pursuant hereto, which form an integral part hereof, set forth the entire understanding of the parties with respect to the
subject    matter   hereof.    This   Agreement   and    the
Confidentiality Agreement supersede all prior agreements and understandings relating to the transactions contemplated hereunder.

         9.8 Amendment. This Agreement may be amended or modified in whole or in part only by a duly authorized written agreement that refers to this Agreement and is signed by the parties hereto or by their duly appointed representatives or successors.

         9.9 Limitations on Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person other than Buyer and Seller any rights or remedies under or by reason of this Agreement or any transaction contemplated hereby.

         9.10 Captions, Gender and "Person". The captions in this Agreement are inserted for convenience of reference only  and  shall not be considered a part of or  affect  the construction  or  interpretation of any  provision  of  this
Agreement.  Words used herein, regardless of the number  and gender  specifically used, shall be deemed and construed  to include any other number, singular or plural, and any  other gender,  masculine,  feminine, or  neuter,  as  the  context requires.  Any reference to a "person" herein shall  include
an   individual   firm,  corporation,  partnership,   trust,
governmental authority or body, association, unincorporated organization or any other entity.

         9.11 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. A facsimile copy of a signature hereto shall be fully effective as if an original.

         9.12 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and will be deemed to have been duly given if personally delivered or telecopied or on the date of receipt indicated on the return receipt if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

          (a)    If to Quaker
                 or Stokely:  The Quaker Oats Company
                              P.O. Box 9001
                              Chicago, Illinois  60604-9001
                              Telecopy No.: 312-222-8315
                              Attention: Vice President,
                                General Corporate Counsel
                                and Secretary

          (b)    If to Buyer:      Hunt-Wesson, Inc.
                              1645 West Valencia Drive
                              Fullerton, California  92633-3899
                              Telecopy No.:  (714) 449-5199
                              Attention:  Vice President and
                                General Counsel

           with a copy to:    ConAgra, Inc.
                              One ConAgra Drive
                              Omaha, Nebraska  68102
                              Telecopy No.:  (402) 595-4075
                              Attention:  Controller



or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above.

         9 .13       Governing Law and Jurisdiction.  This Agreement
shall  be  governed  by,  and  construed  and  enforced   in
accordance with, the laws of the State of Illinois, without regard to its provisions concerning conflicts or choice of law.

         9.14 Bulk Sales Law. Buyer waives compliance by Seller with the provision of any applicable bulk sales laws.
Seller shall promptly pay and discharge when due or contest or litigate all claims of creditors that are asserted against Buyer by reason of non-compliance with such laws, except with respect to any such claims that relate to the Assumed Liabilities.

         9.15       Transfer Taxes.  All excise, sales, value added,
use,   registration,  stamp,  transfer  and  similar  taxes,
levies, charges and fees (including all real estate transfer taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid one-half by Seller and one-half by Buyer, whether imposed by law on Seller or Buyer, and Seller shall indemnify, reimburse and hold harmless Buyer in respect of the liability for payment of or failure to pay any such taxes, levies, charges or fees. Buyer and Seller shall cooperate in providing each other appropriate resale exemption certificates and other appropriate tax documentation.

         9.16 Knowledge of Seller. As used in this Agreement, "knowledge of Seller", to "Seller's knowledge" or words of similar import shall mean the knowledge of those persons listed in Schedule 9.16 after reasonable inquiry.

         9.17 Public Announcements. All public announcements relating to this Agreement or the transactions contemplated hereby shall be made at such time and in such manner as the parties hereto shall mutually agree, except that nothing in this Agreement shall prevent a party hereto from making any disclosure in connection with the transactions contemplated by this Agreement to the extent required by law or to the extent required by any securities exchange on which a party has listed its securities, provided that prior notice of any such disclosure is given to the other party.

         9.18 Schedules. All of the Schedules and Exhibits referred to in this Agreement are attached hereto and made a part of this Agreement. Any item disclosed in the Schedules or in any of the Exhibits attached hereto, under any specific Section or Schedule number hereof, shall be deemed to have been disclosed only for purposes of that specific Section or Schedule, unless Buyer has actual knowledge that such item should have been disclosed in connection with another specific Section or Schedule in which case such item shall be deemed disclosed for such Section or Schedule. Seller may, from time to time prior to or at Closing, by notice in accordance with the Agreement, supplement or amend any Schedule to this Agreement with respect to immaterial events occurring between the date hereof and Closing.

         9.19 Severability. Nothing contained in this Agreement shall be construed as requiring the commission of any act contrary to law.  Whenever there is any conflict between any provision  of this Agreement and any statute, law, ordinance or  regulation contrary to which the parties have  no  legal right  to  contract, the latter shall prevail, but  in  such event, the provisions of this Agreement thus affected  shall be  curtailed  and limited only to the extent  necessary  to bring  it  within the requirement of such law. In the  event
that   any  part,  section,  paragraph  or  clause  of  this
Agreement shall be held to be indefinite, invalid or otherwise unenforceable, the balance of this Agreement shall continue in full force and effect unless the severance of the portion thus held unenforceable would unreasonably frustrate the commercial purposes of this Agreement.

         9.20 Liability. The liability of Quaker and Stokely pursuant to this Agreement shall be joint and several.

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Seller and Buyer as of the date first above written.



                                   THE QUAKER OATS COMPANY




                                By:

                                   Name:

                                   Title:




                                   STOKELY-VAN CAMP, INC.




                                By:

                                   Name:

                                   Title:



                                   HUNT-WESSON, INC.




                                By:

                                   Name:

                                   Title: